EXHIBIT 99.1

Warren Resources Postpones Senior Notes Offering

NEW YORK, June 10, 2013 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) announced today that due to current market conditions, the company has decided to postpone its planned private placement offering of $200 million in senior notes, which it had previously announced on May 30, 2013.

"The conditions in the debt capital markets have led us to conclude that we should delay our offering of senior notes," said Philip A. Epstein, Warren's Chairman and Chief Executive Officer. "The senior notes present a good opportunity to enhance our already strong balance sheet. We have the flexibility, however, to be opportunistic about timing while both pursuing our growth strategy and maintaining our disciplined approach to raising capital."

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release. Warren undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT: Media Contact:
         David Fleming
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